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                                                                    Exhibit 4.10

                             SYNTROLEUM CORPORATION

                             STOCK OPTION AGREEMENT
                             ----------------------

     THIS STOCK OPTION AGREEMENT ("Agreement") is made and entered into as of this _____ day of __________, 199_, effective as of the ____ day of ________,
199_, by and between ____________________ ("Option Holder") and Syntroleum Corporation, an Oklahoma corporation (the "Company").

     WHEREAS, effective the ____ day of _________, 199_, the Company's Board of Directors (the "Board") authorized the grant to Option Holder of options to purchase _________ shares of the Company's common stock; and

     WHEREAS, Option Holder and the Company desire to enter into this Agreement setting forth the terms, conditions and restrictions applicable to the options.

     NOW, THEREFORE, in consideration of the options granted and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows.

     1. Grant of Options. The Company hereby grants to the Option Holder the irrevocable right and option (the "Options") during the Option Period (as defined in Section 2) to purchase, upon payment of the Exercise Price (as defined in Section 3) all or any portion of ________ shares (the "Shares") of the Company's common stock, par value $0.0005 per share.

     2. Option Period. The Options shall be exercisable any time, and from time to time, on or before the _____ of ___________, 2000 (the "Option Period"). After such date, the right to purchase any Shares remaining to be purchased under the Options and pursuant to this Agreement, shall lapse and shall be of no further force or effect. In the event of the death of Option Holder, the right to purchase any Shares remaining to be purchased under the Options and pursuant to this Agreement shall lapse and shall be of no further force or effect. In the event of the termination of Option Holder's membership on the Board for any reason, voluntarily or involuntarily, the right to purchase any Shares remaining to be purchased under the Options and pursuant to this Agreement shall lapse and shall be of no further force or effect.

     3. Exercise Price. The price payable (the "Exercise Price") to the Company by Option Holder upon exercise of Options is $______ per share, payable in cash.

     4. Manner of Exercise. Shares available for purchase pursuant to Options exercised within the Option Period may be purchased by Option Holder delivering to the Company written
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notice specifying the number of Shares Option Holder then desires to purchase which may be all or a portion of the Shares available for purchase, together with the Exercise Price therefore payable in cash. Upon receipt of such written notice and payment for the Shares, the Company shall promptly cause the Shares to be issued fully paid and non-assessable, and cause a certificate(s) therefore to be delivered to the Option Holder.

     5. Transfer and Assignment. The Options granted in this Agreement shall not be transferable by the Option Holder and distribution and are exercisable during the Option Holder's lifetime only by him or her. No assignment or transfer of the Options granted in this Agreement, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon any such assignment or transfer the Options shall terminate and become of no further effect.

     6. Rights as Stockholder. Option Holder shall have no rights as a stockholder with respect to any Shares covered by the Options until the date of the actual issuance of the Shares to him. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date the Shares or any part thereof are issued pursuant to exercise of all or any part of the Options.

     7. Confidentiality. Option Holder agrees not to disclose to any person, directly or indirectly, the terms of this Agreement or any other matters relating to the Options or the Shares, including the number of Shares subject to the Options or purchased hereunder, without the prior consent of the Company.

     8. Option Holder's Representations and Warranties. Option Holder hereby represents and warrants to the Company that:

          (a) Option Holder acknowledges and understands that the Options and underlying Shares are not registered under the Securities Act of 1933, as amended, (the "Act") or any applicable state securities laws by reason of claimed exemptions from registration thereunder which depend in part on Option Holder's investment intention as outlined in this Agreement and that he is aware that no federal or state agency has made any review, finding or determination regarding the terms of the acquisition of the Options and underlying Shares nor any recommendation or endorsement of the Options and underlying Shares as an investment, and he must forego the security, if any, that such a review would provide.

          (b) The Options being granted and the underlying Shares will be held by the Option Holder for investment purposes only and not with a view to or for resale, transfer, or other distribution and that Option Holder has no agreement or other arrangement, formal or informal, with any person to sell, transfer or pledge any part of the Options or which would guarantee him any profit or protect him against any loss with respect to the Options and underlying Shares. Further, Option Holder has no plans to enter into any such agreement or

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     arrangement, and, consequently, Option Holder must bear the economic risk of an investment in the Options and underlying Shares for an indefinite period of time.

          (c) Option Holder is the sole party in interest with respect to the grant of the Options and issuance of the underlying Shares and has sufficient knowledge and experience in financial and business matters to enable him to evaluate the merits and risks of this investment.

          (d) Option Holder recognizes the speculative nature and the high risk of loss associated with the grant of the Options and issuance of the underlying Shares and affirms that the transaction is suitable and consistent with Option Holder's investment program and financial situation, which enables Option Holder to bear the high risk of this investment.

          (e) Option Holder understands and agrees that the Options and underlying Shares are subject to certain restrictions or transfer and further acknowledges that the Options and underlying Shares will be "restricted" as defined in Rule 144 under the Act and therefore may not be sold or transferred by Option Holder except pursuant to an effective registration statement under the Act and applicable state securities laws or unless exemptions from such registration are, in the opinion of the Company's counsel, available with respect to such proposed sale or transfer. Such exemptions are not now available and it is not anticipated that any such exemptions will become available in the future.

     9. Legality. Notwithstanding any other provision hereof, Option Holder hereby agrees that Option Holder will not exercise the Options granted by this Agreement, and that the Company will not be obligated to issue any Shares to Option Holder upon such exercise, if the exercise of such Options or the issuance of such Shares shall constitute a violation by Option Holder or the Company of any provision of any law or regulation of any governmental authority. Any determination in this connection by the Company shall be final, binding and conclusive. The Company shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as the same shall be in effect from time to time) or to take any other affirmative action in order to cause the exercise of any Option or the issuance of Shares pursuant to such exercise in order to comply with any law or regulation of any governmental authority.

     10. Options Proportionate to Common Stock. The Shares with respect to which the Options granted in this Agreement may be exercised are shares of Common Stock of the Company as presently constituted. If, and whenever, prior to the delivery by the Company of all of the Shares of the Common Stock with respect to which the Options have been granted, the Company shall effect a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend, then (a) in the event of an increase in the number of shares outstanding, the number of Shares then remaining subject to the Options under this Agreement shall be proportionately increased, and the cash contribution payable per share pursuant to an Option shall be proportionately reduced; and (b) in the event of a reduction in the number of shares outstanding, the number of

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Shares then remaining subject to the Options under this Agreement shall be proportionately reduced, and the cash contribution payable per share upon exercise of any such Options shall be proportionately increased.

     11. No Effect on Company Financial Decisions. The existence of the Options granted in this Agreement shall not affect in any way the right or the power of the Company of its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or preceding, whether of a similar character or otherwise.

     12. Notice. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, however, that unless and until some other address be so designated, all notices or communications by Option Holder to the Company shall be mailed or delivered to the Company at the offices of its Secretary at Suite N, 5616 South 122nd East Avenue, Tulsa, Oklahoma 74146, and all notice or communications by the Company to Option Holder may be given to tle Option Holder personally or may be mailed to him.

     13. Governing Law. The validity and effect of this Agreement and the rights and obligations of the parties, and all other persons affected by this Agreement shall be construed and determined in accordance with the laws of the State of Oklahoma.

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     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.


                                                SYNTROLEUM CORPORATION



                                                /s/  Kenneth L. Agee
                                                ________________________________
                                                Ken Agee, President


                                                "OPTION HOLDER"


                                                ________________________________
                                                [Name]
                                                   Address: ____________________

                                                            ____________________


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                                   SCHEDULE

Stock Option Agreements in substantially the form of this Exhibit 4.10 were entered into on February 7, 1996 with each of Alvin R. Albe, Jr., Frank M. Bumstead, Robert Rosene, Jr., James R. Seward, P. Anthony Jacobs and J. Edward Sheridan. The Stock Option Agreements of Messrs. Albe, Bumstead, Rosene and Seward provide for options to purchase 25,798 shares at a purchase price of $0.39 per share on or before June 10, 2000. The Stock Option Agreements of Messrs. Jacobs and Sheridan provide for options to purchase 25,798 shares at a purchase price of $0.39 per share on or before November 17, 2000. The foregoing reflects adjustments made pursuant to the Agreement and Plan of Merger dated as of March 30, 1998 by and between SLH Corporation, a Kansas corporation, and Syntroleum Corporation, an Oklahoma corporation.

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